Contact: Edward F. Seserko President and CEO (412) 681-8400 For Immediate Release October 29, 2013

EUREKA FINANCIAL CORP. ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2013

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent company for Eureka Bank (the “Bank”), today announced net income for the three months ended September 30, 2013 of $371,000, or $0.31 diluted earnings per share, as compared to $331,000, or $0.27 diluted earnings per share, for the three months ended September 30, 2012.  The increase in income for the quarter reflected an increase in net interest income and decreases in the provision for loan losses and non-interest expense.  For the year ended September 30, 2013, the Company reported net income of $1.4 million, or $1.14 diluted earnings per share, as compared to net income of $1.5 million, or $1.17 diluted earnings per share, for the fiscal year ended September 30, 2012.  The small decrease in income for the year ended September 30, 2013 was primarily due to an increase in non-interest expense.

President and Chief Executive Officer Edward Seserko stated “The Company is pleased to report that fiscal 2013 was another very strong year despite the difficult economic environment.  The Company continued to achieve controlled deposit growth and reallocated $6.5 million from cash and investments to the loan portfolio, which increased by $9.0 million to $121.4 million at September 30, 2013 from $112.4 million at September 30, 2012. This reallocation of funds helped the Company realize an annualized yield on interest earning assets of 5.22% and a net interest margin of 4.30% at September 30, 2013.  At September 30, 2013, the Bank remains well capitalized with a core capital ratio of 14.91%, which exceeds regulatory requirements.   Also, non-accruing loans, or loans over 90 days delinquent, consisted of only one loan totaling $424,000 at September 30, 2013 on a loan portfolio in excess of $121 million.”

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the city of Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	September 30,	September 30,
	2013	2012
	(Unaudited)

Total assets	$141,399	$138,489
Cash and investments	16,495	22,502
Loans receivable, net	121,446	112,440
Allowance for loan losses	(1,299)	(1,142)
Deposits	117,457	114,497
Total liabilities	119,413	116,103
Stockholders' equity	21,986	22,386

Nonaccrual loans	$424	$660
Repossessed assets	0	100
Total nonperforming assets	$424	$760

Allowance for loan losses to nonperforming loans	306.37%	173.03%
Nonperforming loans to net loans	0.35%	0.59%
Nonperforming assets to total assets	0.30%	0.55%
Book value per share	$17.51	$16.89
Number of common shares outstanding	1,255,819	1,325,397

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Interest income	$1,684	$1,707	$6,755	$6,908
Interest expense	268	320	1,148	1,311
Net interest income	1,416	1,387	5,607	5,597
Provision for loan losses	35	60	157	142

Net interest income after provision for loan losses	1,381	1,327	5,450	5,455
Noninterest income	59	65	138	125
Noninterest expense	869	942	3,446	3,306

Income before income taxes	571	450	2,142	2,274
Income tax expense	200	119	749	812

Net income	$371	$331	$1,393	$1,462

Earnings Per Share - Basic & Diluted	$0.31	$0.27	$1.14	$1.17